Exhibit 99.3

Consent of Goldman, Sachs & Co.

June 24, 2014

Board of Directors

NewPage Holdings Inc.

8540 Gander Creek Drive

Miamisburg, Ohio 45342

Re:	Amendment No. 3 to Registration Statement on Form S-4 of Verso Paper Corp., Verso Paper Holdings LLC and Verso Paper Inc., filed on June 24, 2014 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 3, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Verso Paper Corp. and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of NewPage Holdings Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 3, 2014, by and among NewPage Holdings Inc., Verso and Verso Merger Sub Inc.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Fairness Opinion of Financial Advisor to NewPage”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger”, “The Merger—Fairness Opinion of Financial Advisor to NewPage”, “The Merger Agreement—Representations and Warranties” and “The Merger Agreement—Conditions to the Merger” and to the inclusion of the Opinion Letter in the joint proxy and information statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Goldman, Sachs & Co.

By:	/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)